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EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE: May 13, 2003

Contact:	Graham R. Bullick, Ph.D., President, Price Legacy Corporation Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

Price Legacy Corporation Announces Earnings for the
Quarter ended March 31, 2003

        San Diego, CA.    (May 13, 2003)—Price Legacy Corporation (XLG) reported Funds from Operations (FFO) of $0.06 per common share or $2.1 million for the quarter ended March 31, 2003, compared to $1.6 million or $0.04 per share for the same period in 2002.

        The following is a reconciliation of net income to FFO:

	Three Months Ended March 31
	2003		2002
Net income	$10,389		$9,162
Depreciation and amortization	4,396		4,103
Depreciation and amortization of discontinued operations	7		323
Price Legacy's share of depreciation of joint ventures	179		154
Depreciation of non-real estate assets	(31)		(33)
Gain on sale of real estate, net	(480)		—

FFO before preferred dividends	14,460		13,709
Preferred dividends	(12,360	)(1)	(12,126	)(2)

FFO	$2,100		$1,583

(1)
Includes $2.8 million of non-cash dividends accrued on our Series B Preferred Stock

(2)
Includes $2.5 million of non-cash dividends accrued on our Series B Preferred Stock

        Total revenue for the quarter ended March 31, 2003 was $32.0 million compared to $27.6 million for the quarter ended March 31, 2002. Net loss (after preferred dividends) for the quarter ended March 31, 2003 was $(2.0) million or $(0.05) per common share. Rental revenue for the quarter increased $2.6 million primarily due to the company's purchase of additional open air-shopping centers. During 2002 the company purchased $143.2 million of additional properties. The core portfolio of properties owned during both 2002 and 2003 generated additional revenues of $0.4 million in the first quarter of 2003. Offsetting these increases were revenues lost due to properties sold during 2002. The company sold $97.1 million of properties during 2002, which reduced revenues $1.8 million in the first quarter of 2003. Price Legacy had total assets of approximately $1.3 billion and total liabilities of approximately $584 million at March 31, 2003.

        The company also announced that K-Mart Corporation rejected its lease in the Westbury, NY, shopping center and closed the store on April 30, 2003. K-Mart occupied 110,054 sq. ft. in the center and accounted for $1.8 million in base rents in 2002. This rejected lease will result in rent interruption for this shopping center. The company is currently evaluating other tenants for this space.

        The company also announced that during the first quarter, it was repaid $12.6 million of notes receivable related to the self-storage development properties sold in June 2002. Guarantees related to mortgage debt of $19.3 million were reduced to $4.6 million in conjunction with this repayment. The company also sold three parcels of land totaling 1.4 acres located in Scottsdale, AZ for net proceeds of approximately $2.9 million. Subsequent to the quarter ended March 31, 2003 the company entered into contracts to sell its land in Orlando, FL, a property in New Britain, CT, and sold a property in Inglewood, CA. This is in keeping with the company's objective to sell certain non-core assets and redeploy the proceeds into high quality open air retail properties.

        Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The company manages its properties through regional offices located in Arizona, California, Florida, Utah, and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc. Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants. For more information on Price Legacy, please visit the company's web site at www.PriceLegacy.com.

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Price Legacy uses a supplemental REIT performance measure called Funds from Operations (FFO) which is defined as net income plus depreciation and amortization expense and gains (losses) from sales of depreciable operating real estate. FFO is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles, may not be comparable to similarly titled measures of other companies and should not be used as an indicator of cash available or as an alternative to cash flows. Price Legacy believes, however, that FFO provides relevant information about its operations and is necessary, along with net income, for an understanding of its operating results. Price Legacy Corporation also believes that FFO provides useful information about its performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, financial performance of Price Legacy's properties, joint ventures and investments, and environmental and other liabilities. The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the company's website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company's results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.

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Price Legacy Corporation Announces Earnings for the Quarter ended March 31, 2003